UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or
15(d) of
The Securities Exchange
Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 28, 2026

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19731	94-3047598
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 Lakeside Drive, Foster City, California

(Address of principal executive offices)

94404

(Zip Code)

(650) 574-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value, $0.001 per share	GILD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On April 28, 2026, Gilead Sciences, Inc., a Delaware corporation (“Parent” or “Gilead”), issued a press release announcing the completion of the acquisition of the Arcellx, Inc., a Delaware corporation (the “Company”), a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in Item 7.01 and Item 9.01 of this Form 8-K and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

As previously disclosed, on February 22, 2026, Gilead entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Parent, the Company and Ravens Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). In accordance with the terms of the Merger Agreement, on April 28, 2026, Gilead completed the acquisition of the Company.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on March 6, 2026, Purchaser commenced a tender offer (the “Offer”), to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (other than any Shares owned immediately prior to the effective time of the Merger (as defined below) by the Company (including those held in the Company’s treasury), and any Shares owned both as of the date of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, at a price per Share of (i) $115.00 per Share (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one contractual contingent value right (a “CVR”), which represents the right to receive one contingent payment of $5.00 per CVR, in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement (as defined below)) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 and the other terms and conditions set forth in a contingent value rights agreement (the “CVR Agreement”), entered into by and among Parent, Computershare, Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company.

The Offer expired at 5:00 p.m., Eastern Time, on April 27, 2026 (the ‘‘Expiration Time’’). According to Computershare Trust Company, N.A., the depositary and paying agent for the Offer, as of the Expiration Time, 38,795,604 Shares were validly tendered and not validly withdrawn in the Offer, representing, together with Shares already owned by Parent, approximately 77.2% of the outstanding Shares. The number of Shares tendered satisfied the condition to the Offer that there be validly tendered, and not validly withdrawn, in the Offer a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), represent one more Share than 50% of the total number of Shares outstanding at the Expiration Time. All conditions to the Offer having been satisfied or waived, Gilead and Purchaser accepted for payment all Shares validly tendered and not validly withdrawn.

Following the consummation of the Offer, the remaining conditions to the Merger set forth in the Merger Agreement were satisfied or waived, and on April 28, 2026, Purchaser merged with and into the Company (the “Merger”) pursuant to Section 251(h) of the DGCL, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the Company’s treasury), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase pursuant to the Offer and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) was converted into the right to receive, on a per Share basis, (i) the Closing Amount in cash, without any interest thereon, subject to any withholding tax, plus (ii) one CVR per Share.

The aggregate amount of funds used by Gilead to consummate the Offer and Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) was approximately $7.1 billion.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit 99.1 is furnished pursuant to this Item 9.01.

Exhibit Number	Description
99.1	Press Release, dated April 28, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.

By:	/s/ Andrew Dickinson
	Name:	Andrew Dickinson
	Title:	Chief Financial Officer

Dated: April 28, 2026